Exhibit 99.1

For Immediate Release

Contact:	Timothy McKenna (investors) 312-580-4637
John Haudrich (investors) 314-746-1266
Megan Gallagher (media) 312-580-2289
Mylène Labrie (Canada) 514-864-5103

SMURFIT-STONE REPORTS SECOND QUARTER 2004 RESULTS

CHICAGO, July 23, 2004 – Smurfit-Stone Container Corporation (Nasdaq: SSCC) today reported a net loss available to common stockholders of $10 million, or $.04 per diluted share, for the second quarter of 2004.  These results benefited $.01 per diluted share from the net impact of a non-cash foreign currency translation gain and restructuring charges for plant closures.  For the year ago period, the company reported a net loss available to common stockholders of $8 million, or $.03 per diluted share.  Sales for the three month period were $2,038 million, compared to $1,988 million in the second quarter of 2003.

For the first half ended June 30, Smurfit-Stone reported a net loss available to common stockholders of $76 million, or $0.30 per diluted share, compared to a year ago net loss of $41 million, or $.17 per diluted share.  Sales were $3,980 million, compared to $3,865 million in the first half of 2003.

Commenting on the quarter, Patrick J. Moore, chairman, president and chief executive officer, explained that, despite the loss, second quarter results reflected several favorable trends.  “In a highly competitive market, containerboard and container prices improved.  Our fundamentals also improved – shipments increased, mill operating rates were high, inventories remained lean, and key costs stabilized.”  Moore added that cost reduction initiatives contributed to improved results.

Reflecting growth in demand for packaging products, the company’s North American corrugated container volume improved.  In the second quarter, box shipments were up 1.9 percent on a per day basis compared to the same period last year, and improved 2.3 percent sequentially, despite the closure of ten box plants since January 2003.   Average prices increased 1.2 percent sequentially in the second quarter, though essentially flat with the prior year.

The company’s containerboard mill operating rate was 95 percent in the second quarter.  This represents an improvement over both the prior and year ago quarterly rates of 91.5 percent and 90.4 percent, respectively.  In addition, operating efficiencies improved compared to the first quarter.  Despite already tight levels, the company’s inventories continued to decline.  Average prices increased over 7 percent for containerboard compared to the first quarter 2004.

Benefiting from cost cutting and efficiency initiatives, second quarter profits in the consumer packaging segment improved both sequentially and year over year.  Folding carton shipments were down 3 percent from the prior year second quarter while multiwall bag volume was flat.

Second quarter energy and employee benefit costs decreased sequentially.  Virgin fiber prices trended downward compared to the first quarter 2004, while recycled fiber prices stabilized.

Commenting on the outlook, Moore said, “Given continued strong box demand, we anticipate high mill operating rates and low inventories.  We face a very competitive market as we continue to implement price increases for packaging products.  With improved prices and stable costs, we expect a profitable third quarter and increased free cash flow for further debt reduction.”

Smurfit-Stone discusses its quarterly financial performance on conference calls broadcast live and archived on its website, www.smurfit-stone.com.  The second quarter call will be Friday, July 23, at 8:00 a.m. Central Time.

# # #

Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is the world’s largest collector and marketer of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 250 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 35,000 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

SMURFIT-STONE CONTAINER CORPORATION

PRODUCTION AND SHIPMENTS

	2004			2003
	1st Qtr	2nd Qtr	Year-to-Date	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Full Year

Containerboard Mill Production (M tons)
North America	1,790	1,858	3,648	1,807	1,833	1,760	1,785	7,185
International-Discontinued	0	0	0	113	0	0	0	113
Total	1,790	1,858	3,648	1,920	1,833	1,760	1,785	7,298

SBS / Bleached Board Production (M tons)	60	74	134	78	73	68	71	290

Coated Boxboard Production (M tons)
North America	141	140	281	147	146	148	136	577
International-Discontinued	0	0	0	19	0	0	0	19
Total	141	140	281	166	146	148	136	596

Kraft Paper Production (M tons)	74	72	146	65	71	75	82	293

Market Pulp Production (M tons)	128	146	274	132	127	110	128	497

Corrugated Shipments (BSF)
North America *	21.4	21.9	43.3	19.7	21.5	21.7	21.4	84.3
International-Continuing	0.2	0.2	0.4	0.1	0.2	0.2	0.2	0.7
International-Discontinued	0.0	0	0.0	3.2	0.0	0.0	0.0	3.2
Total	21.6	22.1	43.7	23.0	21.7	21.9	21.6	88.2

Folding Carton Shipments (M tons)	128	124	252	129	128	131	126	514

Multiwall Bag Shipments (MM bags)	282	291	573	277	290	292	297	1,156

Fiber Reclaimed and Brokered (M tons)	1,616	1,609	3,225	1,678	1,655	1,618	1,598	6,549

* Corrugated shipments include 100% of Smurfit-MBI beginning in the 2nd quarter of 2003.

SSCC SUPPLEMENTARY FINANCIAL INFORMATION

($ Millions)

	Three Months Ended June 30,					Six Months Ended June 30,
Segment Results	Containerboard & Corrugated Containers	Consumer Packaging	Other Operations	Other	Total	Containerboard & Corrugated Containers	Consumer Packaging	Other Operations	Other	Total
2004
Revenues	1,528	410	100	—	2,038	2,969	821	190	—	3,980
Segment profit (loss)	62	23	8	(108)	(15)	54	44	14	(231)	(119)
2003
Revenues	1,499	411	78	—	1,988	2,895	820	150	—	3,865
Segment profit (loss)	75	20	5	(127)	(27)	130	40	11	(258)	(77)

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$14	$12
Receivables	615	528
Inventories	721	711
Deferred income taxes	161	146
Prepaid expenses and other current assets	60	56
Total current assets	1,571	1,453

Net property, plant and equipment	4,788	4,929
Timberland, less timber depletion	44	45
Goodwill	3,301	3,301
Other assets	364	374

	$10,068	$10,102

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt	$452	$197
Accounts payable	547	512
Accrued compensation and payroll taxes	188	197
Interest payable	99	98
Other current liabilities	214	167
Total current liabilities	1,500	1,171

Long-term debt, less current maturities	4,417	4,610
Other long-term liabilities	1,045	1,127
Deferred income taxes	860	924

Stockholders’ equity
Preferred stock	84	82
Common stock	3	3
Additional paid-in capital	3,977	3,926
Unamortized restricted stock	(2)	(2)
Retained earnings (deficit)	(1,526)	(1,450)
Accumulated other comprehensive income (loss)	(290)	(289)
Total stockholders’ equity	2,246	2,270

	$10,068	$10,102

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Net Sales	$2,038	$1,988	$3,980	$3,865
Costs and expenses
Costs of goods sold	1,782	1,715	3,532	3,331
Selling and administrative expenses	191	191	391	397
Restructuring charges	2	1	17	6
Loss on sale of assets		3		3
Income from operations	63	78	40	128
Other income (expense)
Interest expense, net	(85)	(85)	(171)	(171)
Loss from early extinguishment of debt		(2)		(3)
Other, net (Note 1)	7	(18)	12	(31)
Loss from continuing operations before income taxes and cumulative effect of accounting change	(15)	(27)	(119)	(77)
Benefit from income taxes	8	22	49	41
Loss from continuing operations before cumulative effect of accounting change	(7)	(5)	(70)	(36)
Discontinued operations
Income from discontinued operations, net of income taxes				6
Loss before cumulative effect of accounting change	(7)	(5)	(70)	(30)
Cumulative effect of accounting change
Asset retirement obligations, net of income taxes				(5)
Net loss	(7)	(5)	(70)	(35)
Preferred stock dividends and accretion	(3)	(3)	(6)	(6)
Net loss available to common stockholders	$(10)	$(8)	$(76)	$(41)

Diluted earnings per common share
Loss from continuing operations before cumulative effect of accounting change	$(0.04)	$(0.03)	$(0.30)	$(0.17)
Discontinued operations				0.02
Cumulative effect of accounting change				(0.02)
Net loss available to common stockholders	$(0.04)	$(0.03)	$(0.30)	$(0.17)

Weighted average shares outstanding	253	245	252	245

Note 1: 2004 includes non-cash foreign currency gains of $7 million for the 2nd quarter and $10 million year-to-date.
2003 includes non-cash foreign currency losses of $21 million for the 2nd quarter and $37 million year-to-date.

SMURFIT-STONE CONTAINER CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six months ended June 30,
	2004	2003

Cash flows from operating activities
Net Loss	$(70)	$(35)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities
Loss from early extinguishment of debt		3
Cumulative effect of accounting change for asset retirement obligations		8
Depreciation, depletion and amortization	209	206
Amortization of deferred debt issuance costs	6	5
Deferred income taxes	(56)	(54)
Pension and postretirement benefits	(18)	(10)
Non-cash foreign currency (gains) losses	(10)	37
Non-cash restructuring charges	7	1
Change in current assets and liabilities, net of effects from acquisitions and dispositions
Receivables	(99)	15
Inventories	(16)	4
Prepaid expenses and other current assets	(14)	(15)
Accounts payable and accrued liabilities	23	(30)
Interest payable	1	(5)
Income tax benefit on exercise of employee stock options	6
Other, net	6	(6)

Net cash provided by (used for) operating activities	(25)	124

Cash flows from investing activities
Expenditures for property, plant and equipment	(81)	(116)
Payment on acquisition, net of cash received		(26)
Proceeds from property and timberland disposals and sale of businesses	12	245

Net cash provided by (used for) investing activities	(69)	103

Cash flows from investing activities
Proceeds from long-term debt		300
Net borrowings under accounts receivable securitization programs	46	4
Net borrowings (repayments) of debt	11	(510)
Preferred dividends paid	(4)	(4)
Proceeds from exercise of stock options	45	7
Deferred debt issuance costs	(2)	(3)

Net cash provided by (used for) financing activities	96	(206)

Effect of exchange rate changes on cash		(2)

Increase in cash and cash equivalents	2	19
Cash and cash equivalents
Beginning of period	12	8

End of period	$14	$27

SMURFIT-STONE CONTAINER CORPORATION

EBITDA, As Defined Below

(In millions)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Income (loss) from continuing operations before cumulative effect of accounting change	$(7)	$(5)	$(70)	$(36)
Provision for (benefit from) income taxes	(8)	(22)	(49)	(41)
Interest expense, net	85	85	171	171
Depreciation, depletion and amortization	106	102	209	206
Income from discontinued operations before income taxes	—	—	—	10
EBITDA (Note 1)	176	160	261	310
Loss on early extinguishment of debt	—	2	—	3
Stone receivables discount expense	1	—	2	2
Restructuring charges	2	1	17	6
Non-cash foreign exchange (gain) loss	(7)	21	(10)	37
Litigation settlements, net	—	(11)	—	4
(Gain) loss on sale of assets	—	3	—	3
Adjusted EBITDA (Note 1)	$172	$176	$270	$365

Note 1:   “EBITDA” is defined as income (loss) from continuing operations before cumulative effect of accounting change, provision for (benefit from) income taxes, interest expense, net and depreciation, depletion and amortization plus income (loss) from discontinued operations before income taxes.  “Adjusted EBITDA” is defined as EBITDA adjusted as indicated above.  EBITDA and Adjusted EBITDA are presented in order to provide an indication of our ability to service debt and are important measures to us because of our highly leveraged position.  They are presented to enhance an understanding of our operating results and are not intended to represent cash flow or results of operations for the periods presented.  EBITDA and Adjusted EBITDA are not measurements under accounting principles generally accepted in the United States and may not be similar to EBITDA and Adjusted EBITDA measurements of other companies.